Exhibit 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE ANNOUNCES NEW BOARD MEMBER, MICHAEL D. LOBERG

Woburn, MA, January 17, 2007 — ArQule, Inc. (Nasdaq: ARQL) today announced that Michael D. Loberg, Ph.D., has been named to its board of directors.  Dr. Loberg brings 27 years of senior management and drug development experience to ArQule, including leadership positions at NitroMed, Inc. and Bristol Myers Squibb Company.

“Michael Loberg offers a strong combination of expertise in product development and commercialization in international markets,” said Dr. Stephen A. Hill, president and chief executive officer of ArQule.  “He is both a scientist and an entrepreneur who understands the field of oncology and the challenges faced by emerging biotechnology companies as therapeutic products move from research into clinical development and toward commercialization.”

Dr. Loberg served as president and chief executive officer of Nitromed from 2003 to 2006, and as chief executive officer of that company from 1997 to 2003.  Previously, he served in a number of senior management positions at Bristol-Myers Squibb (BMS) from 1979 to 1997, including president of the Oncology and Immunology, U.S. Primary Care, Northern Europe, Specialty Pharmaceuticals and Squibb Diagnostics divisions.

Dr. Loberg is also a director of Advanced Magnetics, Inc., Kereos and Inotek.  He holds a B.S. in chemistry from Trinity College and a Ph.D. in chemistry from Washington University.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are designed to affect key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint TherapySM (ACT).  The Cancer Survival Protein modulation platform has generated a clinical-stage product designed to inhibit a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis.  The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Roche. For more information, please visit www.arqule.com.

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